Exhibit (a)(1)(A)

PFIZER INC.

66 HUDSON BOULEVARD EAST

NEW YORK, NEW YORK 10001-2192

OFFER TO MODIFY ELIGIBLE PERFORMANCE SHARE AWARDS

AND ELIGIBLE TOTAL SHAREHOLDER RETURN UNITS

August 12, 2024

PFIZER INC.

SUMMARY TERM SHEET — OVERVIEW

OFFER TO MODIFY ELIGIBLE PERFORMANCE SHARE AWARDS

AND ELIGIBLE TOTAL SHAREHOLDER RETURN UNITS

This offer and withdrawal rights will expire at 11:59 p.m., Eastern Time,

on Thursday, September 12, 2024, unless extended

By this Offer to Modify Eligible Performance Share Awards and Eligible Total Shareholder Return Units (as the context requires, this document and the actions taken hereby, the “Offer” or the “Modification Offer”), Pfizer Inc., which we refer to in this document as “we,” “us,” “our,” “Pfizer” or the “Company,” is giving each Eligible Participant (as defined below) the opportunity to accept certain modifications to one or both Eligible PSAs (as defined below) and/or one or both Eligible TSRUs (as defined below, and together with the Eligible PSAs, the “Original Awards”) resulting in modified performance share awards (“Modified PSAs”) and/or modified total shareholder return units (“Modified TSRUs,” and together with the Modified PSAs, “Modified Awards”), as applicable, as discussed below and in the Offering Memorandum for the Offer beginning on page 16 (the “Offering Memorandum”). Where the context requires, references herein to Pfizer shall be deemed to include wholly owned subsidiaries of Pfizer.

The “Expiration Time” of the Modification Offer is 11:59 p.m., Eastern Time, on September 12, 2024. If we extend the period of time during which the Modification Offer remains open, the term “Expiration Time” will refer to the last time and date on which the Modification Offer expires.

Pfizer maintains the Pfizer Inc. 2019 Stock Plan and its successor, the Amended and Restated Pfizer Inc. 2019 Stock Plan (both referred to as the “2019 Plan”) pursuant to which Pfizer has granted equity-based incentive awards, including performance share awards and total shareholder return units, to certain executives and employees of Pfizer and its subsidiaries.

You are an “Eligible Participant” if, as of the date the Modification Offer commences you hold one or more outstanding Original Awards and:

•	you are a current active employee (not a consultant) of Pfizer or one of our wholly owned subsidiaries;

•	you have been notified by Pfizer or one of our wholly owned subsidiaries that your employment relationship is being terminated but your Notice Period (as defined in the applicable severance plan) has not ended yet; or

•	you are a current active employee but are on an authorized leave of absence.
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An “Eligible PSA” is an outstanding performance share award granted under the 2019 Plan that:

•	is held by an Eligible Participant; and

•	is outstanding as of the Expiration Time and was granted as part of the 2022 annual grant cycle and/or the 2023 annual grant cycle.

An “Eligible TSRU” is an outstanding 5-year total shareholder return unit granted under the 2019 Plan that:

•	is held by an Eligible Participant; and

•	is outstanding as of the Expiration Time and was granted as part of the 2022 annual grant cycle and/or the 2023 annual grant cycle.

If you choose to participate in the Modification Offer and tender one or both Eligible PSAs and/or one or both Eligible TSRUs for modification, and if we accept your tendered Eligible PSAs and/or Eligible TSRUs, then each of your tendered Original Awards will be modified and become Modified PSAs and/or Modified TSRUs, as appropriate, with the following terms (collectively, the “New Terms”):

The Modified PSAs will reflect the following modifications:

•	The applicable performance period will be extended two years and the applicable performance period will be measured over the final three years of the extended term, such that the new performance periods will be 2024-2026 for the 2022 Modified PSAs, and 2025-2027 for the 2023 Modified PSAs;

•	The vesting and settlement dates will be the fifth anniversary of the original grant dates (i.e., vesting and settling in 2027 rather than 2025 for 2022 Modified PSAs, and in 2028 rather than 2026 for 2023 Modified PSAs);

•	The new payout ranges will be 0-200% on the operating performance metrics;

•	The relative total shareholder return modifier will be capped at 25 percentage points (positive or negative), which will be applied after the operating performance metric is calculated, subject to the overall 200% maximum payout;

•	The treatment of Modified PSAs upon death will be updated to provide for payouts based on a combination of actual performance and target performance, consistent with the treatment of 2024 PSAs; and

•	The retirement treatment for the 2022 Modified PSAs will change, due to tax law requirements, resulting in potentially less favorable treatment:

•	2022 PSAs will be ineligible for retirement treatment until the 1-year anniversary of the Expiration Time (~September 2025);

•	no Eligible Participant with a 2022 Modified PSA will achieve retirement treatment with respect to the 2022 Modified PSA until the 1-year anniversary of the Expiration Time (~September 2025); and

•	the payment date for the 2022 Modified PSAs will be the 3-year anniversary of Expiration Time (~September 2027) instead of the standard February/March of 2027 for all other Eligible Participants holding such 2022 Modified PSAs.

All other terms of the 2022 and 2023 Modified PSAs will remain unchanged from the Original Awards.

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The Modified TSRUs will reflect the following modifications:

•	The applicable vesting and settlement periods will each be extended by two years, such that the Modified TSRUs will vest on the fifth anniversary of the original grant date, rather than the third anniversary, and the settlement period will end in 2029 rather than in 2027 for 2022 Modified TSRUs and in 2030 rather than in 2028 for 2023 Modified TSRUs; and

•	The treatment of Modified TSRUs upon death will be updated to provide for settlement based on the greater of binomial value or intrinsic value, consistent with the treatment of 2024 TSRU awards.

  All other terms of the 2022 and 2023 Modified TSRUs will remain unchanged from the Original Awards.

The commencement date of the Modification Offer is August 12, 2024. We are making the Modification Offer upon the terms and subject to the conditions described in the Offering Memorandum. The Modification Offer is voluntary with respect to each Eligible PSA and Eligible TSRU you hold. You are not required to participate in the Modification Offer. You must affirmatively tender one or both Eligible PSAs and/or one or both Eligible TSRUs in order to participate in the Modification Offer. If you hold more than one grant that qualifies as an Eligible PSA or Eligible TSRU and elect to participate in the Offer, you will be allowed to take action to “accept” the modification of either one or both of your Eligible PSAs and/or one or both of your Eligible TSRUs; however, you must take action to “accept” the modification with respect to all of the shares underlying any selected Eligible PSAs or Eligible TSRUs, respectively (i.e., all Eligible TSRUs granted to you in 2022 must receive the same treatment; all Eligible PSAs granted to you in 2022 must receive the same treatment; all Eligible TSRUs granted to you in 2023 must receive the same treatment; and all Eligible PSAs granted to you in 2023 must receive the same treatment). Partial grant modifications will not be accepted and will be deemed invalid in their entirety. Eligible PSAs and Eligible TSRUs properly tendered in this Modification Offer and accepted by us will be modified to become Modified PSAs and/or Modified TSRUs, as applicable, and reflect the New Terms effective promptly following the Expiration Time.

See the “Risk Factors” section of this Offer beginning on page 13 for a discussion of risks and uncertainties that you should consider before agreeing to tender your Eligible PSAs and/or Eligible TSRUs for Modified PSAs and/or Modified TSRUs. You should consider, among other things, these risks and uncertainties before deciding whether to participate in the Offer.

Shares of our common stock are quoted on the New York Stock Exchange (“NYSE”) under the symbol “PFE.” On August 8, 2024, the closing price of our common stock as reported on NYSE was $28.76 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the Modification Offer.

You should direct any questions about the Modification Offer or requests for assistance (including requests for additional copies of the Summary Term Sheets, the Offering Memorandum, the online Modification Offer Election Form Screen Prints (on Fidelity NetBenefits), the Notice of Election Change Form (“Election Change Form”), or any other documents relating to the Modification Offer) by email to LTIModification@Pfizer.com.

IMPORTANT

If you choose to participate in the Modification Offer, you must properly review and accept this Offer to Modify Eligible Performance Share Awards and Eligible Total Shareholder Return Units with respect to each Original Award that you wish to elect to modify on the Fidelity website (www.netbenefits.com) before 11:59 p.m. Eastern Time, on September 12, 2024 (or such later date as may apply if the Modification Offer is extended). If you do not make an affirmative election to accept or decline the Modification Offer, you will retain your Original Awards under their existing terms and conditions.

You are responsible for making your election online on the Fidelity website before 11:59 p.m. Eastern Time on September 12, 2024 (unless otherwise extended). Receipt of your election will be confirmed to you via an email sent from Fidelity once you have completed your election to “accept” or “decline” the modification for each Original Award. Points of Interest Addendums (“POIs”) for the Modified PSAs and/or Modified TSRUs are filed as exhibits to the Tender Offer Statement on Schedule TO (the “Schedule TO”), as it may be amended, which was filed with the U.S. Securities and Exchange Commission (the “SEC”).

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Although the Compensation Committee of the Pfizer Board of Directors (the “Board”) has approved the Modification Offer, consummation of the Modification Offer is subject to the satisfaction or waiver of the conditions described in Section 6 of this Offering Memorandum (“Conditions of the Offer”). Neither we, nor the Board (or the Compensation Committee) make any recommendation as to whether you should participate, or refrain from participating, in the Modification Offer. You must make your own decision whether to participate. You should consult your personal financial and tax advisors if you have questions about your financial or tax situation as it relates to the Modification Offer.

Neither the SEC, nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in the Modification Offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD PARTICIPATE IN THE MODIFICATION OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT, THE RELATED ELECTION FORMS AND THE OTHER DOCUMENTS REFERENCED HEREIN.

WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE MODIFICATION OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE RELATED ELECTION FORMS AND THE OTHER DOCUMENTS REFERENCED HEREIN. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY PFIZER.

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PFIZER INC.

SUMMARY TERM SHEET — Frequently Asked Questions

OFFER TO MODIFY ELIGIBLE PERFORMANCE SHARE AWARDS AND
ELIGIBLE TOTAL SHAREHOLDER RETURN UNITS

As set forth in the Offering Memorandum, Eligible Participants are being presented with the ability to elect to modify their Eligible PSAs and/or Eligible TSRUs. The following “Frequently Asked Questions” (“FAQs”) address some of the questions that you may have about the Offer. This Summary Term Sheet does not contain all of the information that you should consider in deciding whether to participate in the Offer. We encourage you to carefully read the remainder of the Offer to Modify Eligible Performance Share Awards and Eligible Total Shareholder Return Units and the related materials. Where appropriate, we have included references to the relevant sections of the Offering Memorandum where you can find a more complete description of the topics in this summary. As individual financial and economic circumstances vary, we also encourage you to consult with your personal financial and tax advisors before deciding whether or not to participate in the Offer.

For your ease of use, the FAQs have been separated into three sections:

1.	Modification Offer Design

2.	Administration and Timing of the Modification Offer

3.	Other Important Questions

MODIFICATION OFFER DESIGN

1.	What is the Modification Offer?

The Modification Offer gives Eligible Participants the opportunity to elect to modify their Eligible PSAs and/or Eligible TSRUs. The following outstanding awards are eligible for modification pursuant to the Modification Offer:

•	Eligible PSAs. An “Eligible PSA” is an outstanding PSA granted under the 2019 Plan that:

o	is held by an Eligible Participant; and

o	is outstanding as of the Expiration Time and was granted as part of the 2022 annual grant cycle and/or the 2023 annual grant cycle.

•	Eligible TSRUs. An “Eligible TSRU” is an outstanding 5-year TSRU granted under the 2019 Plan that:

o	is held by an Eligible Participant; and

o	is outstanding as of the Expiration Time and was granted as part of the 2022 annual grant cycle and/or the 2023 annual grant cycle.

If you choose to participate in the Modification Offer and tender one or both Eligible PSAs and/or one or both Eligible TSRUs, as applicable, for modification, and if we accept your tendered Eligible PSAs and/or Eligible TSRUs, then your tendered Eligible PSAs and/or Eligible TSRUs will be modified and become Modified PSAs and/or Modified TSRUs, as applicable.

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The Modification Offer is VOLUNTARY. You are not required to participate in the Modification Offer. If you do not participate in the Modification Offer, or if you make an affirmative election to decline the Modification Offer, you will retain your Eligible PSAs and/or Eligible TSRUs under the existing terms and conditions.

2.	Why are we making this Offer?

Pfizer’s compensation program is designed to align the interests of employees with the long-term interests of our shareholders through attracting, retaining, and motivating employees to drive our financial performance, achieve our strategic and operating goals, and increase shareholder value.

Our stock price reached record levels during 2022 and into early 2023, largely because of our life-saving efforts during the COVID-19 pandemic. As such, the grant prices for TSRUs in 2022 and 2023 are $45.96 and $42.30, respectively. Since then, we have seen lower-than-expected COVID vaccination and treatment rates, and our stock price has declined; this has affected our ability to achieve the performance goals within outstanding TSRUs and PSAs that rely, at least in part, on Pfizer’s stock price. The decrease in our stock price has posed a challenge to our ability to retain and motivate employees who drive Pfizer’s operational and financial performance forward to achieving our Purpose, Breakthroughs that Change Patients Lives.

Management and the Compensation Committee of the Board of Directors (the “Compensation Committee”) believe that the current retention value of the 2022 and 2023 5-year TSRUs and PSAs is minimal and as such, these awards are ineffective as incentive and retention tools, which weakens the overall effectiveness of the compensation program.

The Modification Offer is designed with the objectives of retaining key talent by reinforcing the retentive and motivational value of the TSRUs and PSAs while balancing the interests of employees and shareholders.

3.	How does the Modification Offer work?

The Modification Offer is VOLUNTARY and permits Eligible Participants to choose whether to modify or keep their Eligible TSRUs and/or Eligible PSAs.

During the open election period (August 12, 2024 to September 12, 2024 (unless otherwise extended)), you will have the opportunity to review the Modification Offer terms and supplemental materials, attend one or more information sessions, and ask questions. After reviewing the applicable materials, you will be able to make an affirmative election to tender one or both Eligible TSRUs and/or one or both Eligible PSAs for modification, and if we accept your tendered Eligible TSRUs and/or Eligible PSAs, then your tendered Eligible TSRUs and/or Eligible PSAs will be modified and become Modified PSAs and/or Modified TSRUs, as applicable. However, if you either affirmatively decline the Offer or fail to make an election to accept the Offer on a timely basis, you will retain your Eligible TSRUs and/or Eligible PSAs with the existing grant terms (including the vesting, settlement, and performance provisions).

Participating in the Modification Offer requires an Eligible Participant to make a voluntary affirmative election to accept the Offer before 11:59 p.m. Eastern Time on September 12, 2024 (unless otherwise extended), after which time the Offer will close and elections will become irrevocable (provided, however, that if we have not accepted your tendered Original Awards within forty business days of the commencement of the Modification Offer, you may withdraw your tendered Original Awards, which will retain their existing terms and conditions). Elections may be changed prior to the Expiration Time; see Question 20 below for additional details.

4.	What are the modifications to the Original Awards?

The performance and vesting periods for Modified TSRUs will be extended by two years. The Modified TSRUs will have a performance period of 7 years and will vest on the 5th anniversary of the original grant date. As such, the 5-year TSRUs granted in 2022 would become payable in 2029 rather than 2027, and the 5-year TSRUs granted in 2023 would become payable in 2030 rather than 2028. In addition, the treatment of 5-year TSRUs upon death will be updated to provide for settlement at the greater of binomial value or intrinsic value, which is consistent with the terms provided under the 2024 TSRU grants. All other terms of the 2022 and 2023 5-year TSRUs will remain unchanged.

The performance periods for Modified PSAs will be extended two years with the following additional modifications:

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•	The new performance periods will be 2024-2026 for the 2022 PSA grant and 2025-2027 for the 2023 PSA grant;
•	The vesting and settlement dates will be the fifth anniversary of the original grant dates (i.e., vesting and settling in 2027 rather than in 2025 for 2022 PSAs, and in 2028 rather than in 2026 for 2023 PSAs);
•	The new payout ranges will be 0-200% on the operating performance metrics;
•	The relative total shareholder return modifier will be capped at 25 percentage points (positive or negative), which will be applied after the operating performance metric is calculated; however, the overall cap remains at 200% of target;
•	The treatment upon death will align with changes made for the 2024 PSA grant with value determined using a combination of actual performance for the completed periods and target for the uncompleted periods; and
•	The retirement treatment for the 2022 Modified PSAs will be changed, due to tax law requirements, resulting in potentially less favorable treatment:
•	2022 PSAs will be ineligible for retirement treatment until the 1-year anniversary of the Expiration Time (~September 2025);
•	no Eligible Participant holding a 2022 Modified PSA will achieve retirement treatment with respect to the 2022 Modified PSAs until the 1-year anniversary of the Expiration Time (~September 2025); and
•	the payment date for the 2022 Modified PSAs will be the 3-year anniversary of the Expiration Time (~September 2027) instead of the standard February/March of 2027 for all other Eligible Participants holding such 2022 Modified PSAs.

5.	Will accepting the Modified TSRUs or Modified PSAs change the number of units granted in my Original Awards?

No. The Modification Offer will have no impact on the number of TSRUs and/or PSAs originally granted. The Modified Awards will be for the same number of units granted as the Original Awards.

6.	Will Accepting the Offer change the grant price of the TSRUs?

No. The Modified TSRUs will keep their original grant price of $45.96 for the 2022 award and $42.30 for the 2023 award.

Note, for a variety of reasons, a limited number of individuals received their awards after the regular annual grant date so their grant dates and prices will vary, which will also remain unchanged.

7.	Who is an Eligible Participant?

You are an Eligible Participant if, as of the Modification Offer commencement date (August 12, 2024), you are an active employee holding one or more of the eligible outstanding Original Awards. In addition, active colleagues with eligible outstanding Original Awards who are on an authorized leave of absence are also Eligible Participants.

Former employees, including retirees and terminated employees, as well as those colleagues who do not hold eligible outstanding Original Awards, are not eligible to participate in the Modification Offer.

In all cases, management has the discretion to determine who is eligible to participate in the Modification Offer (the criteria for eligibility determinations shall be applied consistently among all employees).

8.	Are employees outside the United States eligible to participate in the Modification Offer?

The Modification Offer generally is open to all active employees of Pfizer and its wholly owned subsidiaries who hold Original Awards, as applicable, and reside in a country where we have granted Eligible TSRUs and/or Eligible PSAs.

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9.	I am a long-time employee and I retired recently, is it possible to get an exception to allow me to participate in the Modification Offer?

No. The Compensation Committee approved the Modification Offer solely for the purposes of retaining, motivating, and providing an incentive to active Eligible Participants. Including retirees in the Modification Offer would be inconsistent with the intent of the Modification Offer.

10.	I am a recent rehire with outstanding Original Awards, who received retiree/involuntary termination treatment on my equity. Will I be eligible to participate in the Modification Offer?

The Modification Offer is open only to colleagues active as of August 12, 2024 holding an Original Award.

11.	Does participation in the Modification Offer create a right to continued employment?

No. Your affirmative election to accept the Offer gives you no legal or other right to continued employment for any period.

12.	Do I have to participate in the Modification Offer?

No. Participation in the Modification Offer is completely voluntary. Although the Compensation Committee has approved the Modification Offer, neither Pfizer, the Compensation Committee, nor the Board is making any recommendation as to your participation in the Modification Offer. The decision to participate is yours. You should consult with your personal financial, legal, investment and/or tax advisors for advice on your participation in the Modification Offer, as well as the tax or other investment-related implications of your participation.

13.	Should I participate in the Modification Offer?

The decision on whether to participate in the Modification Offer is solely yours and participation in the Modification Offer is completely voluntary. We suggest that you consult with your personal financial, legal, investment and/or tax advisors before deciding whether or not to participate in the Modification Offer, and we urge you to carefully read the Offer to Modify Eligible Performance Share Awards and Eligible Total Shareholder Return Units and the related materials.

14.	If I participate, what will happen to my outstanding Original Awards?

During the election period, your Fidelity account will temporarily show both the Original Awards and the Modified Awards. If you elect to participate in the Modification Offer, the Original Awards for which you have elected to accept the modification will be modified shortly after the Expiration Time and will become Modified Awards, at which time the terms of the Modified Awards will govern and the Original Awards shown on your Fidelity account will be removed. If you do not elect to accept the modification, the Modified Awards shown at Fidelity will be removed from your account shortly after the Expiration Time.

15.	What happens to the Original Awards that I do not elect to modify?

Original Awards that you do not elect to modify will remain outstanding and retain their existing terms and conditions of the grant (including the existing vesting, settlement, and performance periods). For example, if you have both the 2022 and 2023 Eligible TSRUs outstanding, and you elect to modify only the 2022 Eligible TSRUs and leave the 2023 Eligible TSRUs in place, then the 2023 Eligible TSRUs will retain their existing terms. However, the election to modify the 2022 Eligible TSRUs will impact 100% of that year’s grant. There are no partial TSRU modification elections; the choice is to modify 100% of that specific Eligible TSRU or keep 100% of the Original Award. The same is true for the 2022 and 2023 Eligible PSAs.

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16.	Will my participation in the Modification Offer have any impact on my eligibility to receive future grants?

Participation or non-participation in the Modification Offer will have no effect on your consideration for future grants. Your eligibility for future grants is determined under the terms and conditions of the 2019 Plan (and any successor plans) and the discretion of the Compensation Committee.

ADMINISTRATION AND TIMING OF THE MODIFICATION OFFER

17.	How do I participate in the Modification Offer?

The period during which you may participate in the Modification Offer is August 12, 2024 – September 12, 2024 (11:59 p.m. Eastern Time), unless otherwise extended.

To elect to participate in the Modification Offer, you will use the Fidelity annual long-term incentive (“LTI”) online grant acceptance (“OGA”) process. You will need to make your election on Fidelity NetBenefits separately for each grant you are eligible to modify. Once you have accessed the site, you can review your Original Awards eligible for the Offer.

NOTE: During the election period, when you review your Fidelity account, you will continue to see your Original Awards and you will see Modified Awards with an “M” added to the grant name and date. For example, your Original Awards’ names and dates would be TSRU522 and 2/24/2022 and/or TSRU523 and 2/23/2023, and the Modified Awards’ names and dates would be TSRU522M and 2/24/2022 and/or TSRU523M and 2/23/2023. For PSAs, your Original Awards’ names and dates would be PSA22 and 2/24/2022 and/or PSA23 and 2/23/2023, and the Modified Awards’ names and dates would be PSA22M and 2/24/2022 and/or PSA23M and 2/23/2023. The actual grant name will be similar to these examples, but with some variation, and in all cases the Modified Awards will have “M” for Modified Awards.

•	Carefully review the Offer to Modify Eligible Performance Share Awards and Eligible Total Shareholder Return Units and the related materials before deciding whether to participate in the Modification Offer.

•	If you elect to participate in the Modification Offer, take action via Fidelity NetBenefits to “accept” the modification(s). If you wish to decline participation, you may “decline” the Offer or take no action which has the same effect as declining the Offer.

•	After submitting your election(s), you will receive from Fidelity a confirmation by email for each grant for which you have taken action. If you do not receive an email confirmation within one day of making your election(s), please contact Fidelity.

•	Elections may be changed prior to the Expiration Time, after which any elections will be irrevocable (provided, however, that if we have not accepted your tendered Original Awards within forty business days of the commencement of the Modification Offer, you may withdraw your tendered Original Awards, which will retain their existing terms and conditions).

If you have any questions about Fidelity NetBenefits, please call Fidelity:

•	In the U.S. and Puerto Rico, please call 1-866-476-8723.
•	For all other locations, please visit
https://nb.fidelity.com/public/nb/default/resourceslibrary/articles/HowtoContactaFidelitySPSRep#/ for dialing instructions. You will need your Fidelity Participant 9-digit identification number and PIN or password when you make the call.

Once the election period has closed:

•	If you accept the Offer, we expect to accept your tendered Eligible TSRUs and/or Eligible PSAs, in which case your tendered Eligible TSRUs and/or Eligible PSAs will be modified to Modified TSRUs and/or Modified PSAs, as applicable.
•	If you decline the Offer or do not make an election, you will retain your Original Awards under their existing terms and conditions.
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Pfizer reserves the right to reject or cancel any election that it determines is unlawful to accept or inconsistent with the Offer terms.

18.	What is the deadline to elect to modify my Eligible TSRUs and/or Eligible PSAs?

The deadline to participate in the Modification Offer is 11:59 p.m. Eastern Time on September 12, 2024 (unless otherwise extended). Your completed election(s) must be properly submitted before that time.

19.	What will happen if I do not submit my election as required by the deadline?

If you do not properly submit an election prior to the Expiration Time, then you will not have participated in the Modification Offer and you will retain your Original Awards under their existing terms and conditions.

20.	Can I withdraw or change my election?

Yes. You can withdraw or change your previously submitted election at any time during the election period but no later than 11:59 p.m. Eastern Time on September 12, 2024 (unless otherwise extended) (provided, however, that if we have not accepted your tendered Original Awards within forty business days of the commencement of the Modification Offer, you may withdraw your tendered Original Awards, which will retain their exiting terms and conditions).

To change or withdraw your previously submitted election(s), you must send a completed Election Change Form via email to LTIModification@Pfizer.com. This Election Change Form must be received before the Expiration Time. It is your responsibility to confirm that we have received your correct election before the Expiration Time.

21.	Can I modify a portion of the grant?

No. If you choose to modify your Eligible TSRUs or Eligible PSAs (as applicable), you must elect with respect to the entire grant (2022 and/or 2023). There is no partial modification of a single grant, although you may elect to modify one of your grants but not the other. For example, the election to modify the 2022 Eligible TSRUs will impact 100% of that year’s grant but you can elect to take no action or decline the Offer with respect to the 2023 Eligible TSRUs and by doing so the 2023 Eligible TSRUs will continue under the existing terms and conditions.

22.	If I am retirement eligible, may I exercise the Modified TSRUs and convert them to Profit Units (“PTUs”)?

Provided that you are retirement eligible at the time of your election, generally at least age 55 with 10 years of continuous service or at least age 62 with 5 years of continuous service, in both cases, from your most recent hire date, after the Modified TSRUs have vested (on the 5th anniversary of the original grant date), you may elect to exercise the Modified TSRUs and convert them to PTUs, subject to any applicable terms of the Eligible TSRUs.

23.	I have 2022 PSAs and am retirement eligible or will become retirement eligible before the new modified vesting date and I understand that there are some special rules that apply to this grant. What are the rules and impacts to me?

Due to applicable tax rules, for retirement eligible participants (or Eligible Participants who would become retirement eligible before the 1-year anniversary of the Expiration Time) with 2022 Eligible PSAs who wish to accept the Modification Offer:

•	2022 Modified PSAs will be ineligible for retirement treatment until the 1-year anniversary of the Expiration Time (~September 2025);

•	no Eligible Participant with a 2022 Modified PSA will achieve retirement treatment with respect to the 2022 Modified PSA until the 1-year anniversary of the Expiration Time (~September 2025); and

•	the payment date for the 2022 Modified PSAs will be the 3-year anniversary of the Expiration Time (~September 2027) instead of the standard February/March of 2027 for all other Eligible Participants holding such 2022 Modified PSAs.
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This will impact the number of shares you would receive in the event you are involuntarily terminated prior to the first anniversary of the Expiration Time under the pro-ration calculation. It would also mean the 2022 Modified PSAs would be forfeited if you were to leave voluntarily during this time.

24.	With the modified vesting schedule, can I still attain retirement treatment?

“Retirement eligible” is generally defined as at least age 55 with 10 years of continuous service or at least age 62 with 5 years of continuous service, in both cases, from your most recent hire date. If you elect to modify your Eligible TSRUs or Eligible PSAs, into Modified TSRUs or Modified PSAs, with the two additional years added to the vesting schedule, you will have a longer opportunity to grow into retirement eligibility with respect to the Modified Awards, but with certain exceptions for the 2022 Modified PSAs as described in Question 23 above.

25.	What happens if I die after the Offer has been accepted and I have received Modified Awards?

In the event of your death while holding outstanding Modified TSRUs, the Modified TSRUs will be settled using the greater of: a) the value of these Modified TSRUs using the binomial valuation model used when granting the awards, at the end of the quarter prior to or coincident with the death; or b) the intrinsic value (change in stock price using the provisions of the award plus accumulated dividends) at time of death.

In the event of your death while holding outstanding Modified PSAs, the Modified PSAs will be settled using a combination of actual performance for completed years and target performance for uncompleted years. For participants who die in the fourth quarter of any year, the determination of performance for that year will be delayed until the quarter has ended and the actual performance for that year will be used. Target performance will be used for any future years. The relative TSR modifier will be based on the most recent quarter end prior to death or year-end for deaths occurring in the 4th quarter.

26.	What happens if my employment is involuntarily terminated after the Modification Offer has been accepted and I have received Modified Awards?

Generally, the Modified TSRUs and Modified PSAs will have the same termination provisions as the corresponding Original Awards if your employment is involuntarily terminated with Pfizer or any of its subsidiaries. In general, unvested awards held by colleagues involuntarily terminated without cause will have the awards prorated where the numerator is the number of days from the original grant date until the termination date and the denominator is the number of days from the original grant date until the new vesting date. As such, the extension of the vesting date for Modified TSRUs and Modified PSAs could have an impact on the number of prorated shares you could receive in the event of your involuntary termination.

Retirement eligible colleagues, as defined, will continue to vest in their awards. However, the 2022 Modified PSAs will be ineligible for retirement treatment until the 1-year anniversary of the Expiration Time and will instead be treated in the same manner as a non-retirement eligible involuntary termination. See also Question 23 for additional details.

27.	What happens if I have elected to accept the Modified TSRUs but at the original settlement date the value is positive; may I cancel my election and “cash out” my Modified TSRUs?

No. The election to modify your Eligible TSRUs is irrevocable once the Modification Offer expires and you have received the Modified TSRUs (provided, however, that if we have not accepted your tendered Eligible TSRUs within forty business days of the commencement of the Modification Offer, you may withdraw your tendered Eligible TSRUs, which will retain their existing terms and conditions).

28.	What happens if at the extended settlement date, my Modified Awards provide no value (stock price change and accumulated dividends are zero or negative)?

The Modification Offer is a one-time offer that we do not expect to offer again in the future. We can provide no assurance that the Modified Awards will provide any value upon the new settlement dates, as we cannot predict the price of our common stock at any time in the future.

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29.	If I am in my Notice Period and resign prior to the Expiration Time, am I still eligible to elect to accept the Modification Offer?

Yes, provided you are an Eligible Participant holding Original Awards on August 12, 2024, the fact that you exit prior to the Expiration Date does not impact your ability to participate in the Offer.

OTHER IMPORTANT QUESTIONS

30.	Are there any U.S. federal income tax consequences to my participation in this program?

Neither your acceptance of the Modification Offer nor the modification of your Eligible PSAs and/or or Eligible TSRUs will be a taxable event for U.S. federal income tax purposes. You will not recognize any income, gain or loss as a result of the modification of your Eligible PSAs and/or Eligible TSRUs for Modified PSA and/or Modified TSRUs for United States federal income tax purposes. Tax consequences may vary depending on each individual employee’s circumstances/country.

The comments set forth above are only a summary of certain of the United States federal income tax consequences under current U.S. law relating to Eligible Participants who are U.S. residents. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Offer or Eligible Participants, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, Eligible Participants who are stationed outside the United States may be subject to foreign taxes as a result of the Offer. BECAUSE OF THE COMPLEXITIES INVOLVED IN THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS TO SPECIFIC CIRCUMSTANCES, AND THE UNCERTAINTIES AS TO POSSIBLE FUTURE CHANGES IN THE TAX LAWS, IT IS STRONGLY URGED THAT EACH ELIGIBLE PARTICIPANT CONSULT A TAX ADVISOR WITH RESPECT TO THE PARTICIPANT’S OWN SITUATION.

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RISK FACTORS

Participation in the Modification Offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to elect to modify your Eligible PSAs or Eligible TSRUs in the manner described in the Modification Offer. You should carefully review the risk factors set forth below and those contained in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the U.S. Securities and Exchange Commission (the “SEC”) on February 22, 2024 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 5, 2024, as well as the other information provided in the Modification Offer and the other materials that we have filed with the SEC, before making a decision as to whether or not to tender your Eligible PSAs or Eligible TSRUs. See Section 15 of the Offering Memorandum (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

Portions of this Offer (including information incorporated by reference) include “forward-looking statements.” These forward-looking statements are often identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “should,” “could,” “may,” “plan,” “project,” “predict,” “will” and similar expressions, and speak only as of the date on which they are made. The matters discussed in these forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those projected, anticipated or implied in the forward-looking statements. The most significant of these risks, uncertainties and other factors are described in this Offer and in our SEC filings referenced in the immediately preceding paragraph. We caution you not to place undue reliance on the forward-looking statements contained in this Offer or in our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The following discussion should be read in conjunction with the financial information in Section 8 of the Offering Memorandum (“Information Concerning Pfizer; Financial Information”), as well as our financial statements and notes to the financial statements included on our most recent Forms 10-K and 10-Q.

Risks Related to the Modification Offer

1.	Your Modified PSAs and/or Modified TSRUs that you receive as part of the Modification Offer could deliver less than the Original Awards would have delivered had you not accepted the Offer.

If Pfizer’s stock price and performance are lower at the settlement of your Modified PSAs and/or Modified TSRUs, including the additional dividends for the extended vesting and settlement periods, than what they would have been as of the original settlement date of your Eligible PSAs and/or Eligible TSRUs, it is possible that those Eligible PSAs and/or Eligible TSRUs would have been more economically valuable than the Modified PSAs and/or Modified TSRUs that are held pursuant to the Modification Offer.

2.	If you voluntarily separate from Pfizer before your Modified PSAs and/or Modified TSRUs vest, you will not be able to receive value for your unvested Modified PSAs and/or Modified TSRUs, but you may have been able to receive value for the Eligible PSAs and/or Eligible TSRUs you elected to modify for the Modified PSAs and/or Modified TSRUs.

The vesting period for the Modified PSAs and/or Modified TSRUs will be extended by two years and, accordingly, will be scheduled to vest on the fifth anniversary of the original grant date rather than the third anniversary. Accordingly, if you voluntarily separate from service after accepting the modification of your Eligible PSAs and/or Eligible TSRUs but before they vest, you will not realize any value from your Modified PSAs and/or Modified TSRUs. Had you not made the election and you voluntarily terminated your employment between the third and fifth anniversary of the original grant, you would have been vested in the Original Awards and may have realized some value from the Eligible PSAs and/or Eligible TSRUs. The rules for retirement eligible colleagues under the 2019 Plan with respect to vesting and holding periods for the 2023 Modified PSAs and the 2022 and 2023 Modified TSRUs will remain unchanged. However, due to tax law limitations, the 2022 Eligible PSAs that become 2022 Modified PSAs will no longer be eligible for retirement treatment for retiree eligible participants or for those who would become retiree eligible prior to September 2025. These 2022 Modified PSAs will receive retirement treatment on the first anniversary of the Expiration Date of the Offer (expected to be on or around September 12, 2025). In addition, the 2022 Modified PSAs will settle two years from the later, modified vesting date, or on or around September 12, 2027, rather than in February/March 2027 as will apply to the 2022 Modified PSAs held by non-retirement eligible colleagues. These dates will change if the Offer is extended.

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In addition, there is the risk of volatility of Pfizer’s stock price and that the stock price may be lower at the modified settlement date versus the original settlement date as noted in the risk factor above titled “Your Modified PSAs and/or Modified TSRUs that you receive as part of the Modification Offer could deliver less than the Original Awards would have delivered had you not accepted the Offer”.

3.	If you are involuntarily separated without cause from employment with Pfizer before your Modified PSAs or Modified TSRUs vest, you may receive lower value for your unvested Modified PSAs or Modified TSRUs than you would have for the Eligible PSAs or Eligible TSRUs.

The Modified PSAs or Modified TSRUs will be subject to an extended vesting schedule as compared to the vesting schedules of the Eligible PSAs and/or Eligible TSRUs. Accordingly, if you involuntarily separate without cause after you modified your Eligible PSAs and/or Eligible TSRUs for Modified PSAs and/or Modified TSRUs, you may not be able to realize as much value from your Modified PSAs or Modified TSRUs if you were to leave before the end of the extended vesting period. For example, for non-retirement eligible colleagues, if you do not accept the Offer, and you are involuntarily separated without cause from Pfizer before the original vesting date (the third anniversary of the grant date), you would have retained a prorated portion of these awards calculated based on the number of days you were active from the grant date until your separation date, divided by the vesting period (number of days in 3 years) and these pro-rated shares would be paid on their original settlement date(s).

However, with the two-year extension to the vesting period for the Modified PSAs and/or Modified TSRUs if you are not retirement-eligible and hold Modified PSAs or Modified TSRUs, and are involuntarily separated without cause from Pfizer before the modified vesting date (the fifth anniversary from the original grant date), you will retain a prorated portion of these awards calculated based on the number of days you were active from the grant date to the separation date, divided by the number of days in the 5-year vesting period. Due to the longer vesting period, the number of shares you retain will be lower than if you had not elected to participate in the Modification Offer. Please note that the value may be more or less depending on performance, stock price and dividends during the original and extended vesting periods.

The rules for retirement eligible colleagues under the 2019 Plan with respect to vesting and holding periods for the 2023 PSAs and the 2022 and 2023 TSRUs will remain unchanged for such Modified PSAs or Modified TSRUs. As explained in Question 26 above, due to tax law limitations, the 2022 PSAs that become Modified PSAs will no longer receive retirement treatment for retiree eligible participants. These 2022 Modified PSAs will again receive retirement treatment on the first anniversary of the Expiration Date (expected to be on or around September 12, 2025). In addition, the 2022 Modified PSAs will settle two years from the later, modified vesting date, or on or around September 12, 2027, rather than in February/March 2027 as will apply to the 2022 Modified PSAs held by non-retirement eligible colleagues. These dates will change if the Offer is extended.

In addition, there is the risk of volatility of Pfizer’s stock price and that the stock price may be lower at the modified settlement date versus the original settlement date as noted in the risk factor above titled “Your Modified PSAs and/or Modified TSRUs that you receive as part of the Modification Offer could deliver less than the Original Awards would have delivered had you not accepted the Offer”.

4.	You may incur taxes in connection with the settlement of Modified PSAs and Modified TSRUs.

You will be subject to income and employment taxes, as applicable, on the value delivered from your awards. This is the case with respect to both the Original Awards and any Modified Awards. If you accept the Modification Offer with respect to Eligible PSAs and/or Eligible TSRUs, and the Modified PSAs and/or Modified TSRUs provide higher value than the Eligible PSAs and/or Eligible TSRUs, you may incur additional taxes in connection with the settlement of the Modified PSAs and/or Modified TSRUs for U.S. federal tax purposes based on the greater value you receive. Additionally, you will generally be subject to tax in a later tax year as the settlement date will have been pushed forward two years.

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For additional information regarding the tax treatment of the Modified PSAs and/or Modified TSRUs, see Section 12 of the Offering Memorandum (“Material United States Tax Consequences”).

If you are subject to non-U.S. tax laws, even if you are a resident of the United States, there may be tax, social insurance, or other consequences of participating in the Offer.

You are encouraged to consult your own legal counsel, accountant, financial and/or tax advisor(s) to discuss these consequences.

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OFFERING MEMORANDUM

OFFER TO MODIFY ELIGIBLE PERFORMANCE SHARE AWARDS

AND ELIGIBLE TOTAL SHAREHOLDER RETURN UNITS

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OFFERING MEMORANDUM

OFFER TO MODIFY ELIGIBLE PERFORMANCE SHARE AWARDS

AND ELIGIBLE TOTAL SHAREHOLDER RETURN UNITS

Section 1. Eligible Participants; Eligible PSAs or Eligible TSRUs; the Proposed Modification; Expiration and Extension of the Offer.

Pfizer Inc. (“Pfizer,” the “Company,” “we,” “us” or “our”) is offering eligible employees the opportunity to accept certain modifications to Eligible PSAs and/or Eligible TSRUs. As described in Section 1 of this Offering Memorandum—Offer to Modify Eligible Performance Share Awards and Eligible Total Shareholder Return Units (the “Offering Memorandum”), Eligible PSAs and/or Eligible TSRUs that are validly tendered prior to the Expiration Time will be modified and become Modified PSAs and/or Modified TSRUs, subject to the New Terms. Each capitalized term that is used in this paragraph without being defined has the meaning set forth below. Where the context requires, references herein to Pfizer shall be deemed to include wholly owned subsidiaries of Pfizer.

We are making the Offer to Modify Eligible PSAs and/or Eligible TSRUs on the terms and subject to the conditions described in this Offering Memorandum, as they may be amended from time to time, and these terms and conditions constitute the “Offer” or the “Modification Offer.” The Modification Offer is not conditioned on the acceptance of the Modification Offer by a minimum number of Eligible PSA and/or TSRU holders or the tender of elections to modify Eligible PSAs and/or Eligible TSRUs covering a minimum number of shares.

Eligible Participants

All individuals who hold Eligible PSAs and/or Eligible TSRUs and who, as of the date the Modification Offer commences, are current active employees (not consultants) of Pfizer or one of Pfizer’s wholly owned subsidiaries, may participate in the Modification Offer (the “Eligible Participants”).

An individual who is on an authorized leave of absence and is otherwise an Eligible Participant on August 12, 2024, will be eligible to tender Eligible PSAs and/or Eligible TSRUs in the Modification Offer. A leave of absence is considered “authorized” if it was approved in accordance with Pfizer’s policies.

Your employment with Pfizer will remain at will, regardless of your participation in the Modification Offer, and can be terminated by you or Pfizer at any time, subject to applicable law. Nothing in the Modification Offer should be construed to confer upon you the right to remain employed by or otherwise in a service relationship with Pfizer. The terms of your employment relationship with Pfizer remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain employed by Pfizer until the vesting dates for the Modified PSAs and/or Modified TSRUs.

Our executive officers, including our Chairman and Chief Executive Officer, are eligible to participate in the Modification Offer. Independent members of our board of directors (our “Board”) do not hold Eligible PSAs or Eligible TSRUs and are not eligible to participate in the Modification Offer.

Eligible PSAs and Eligible TSRUs

An “Eligible PSA” is an outstanding performance share award granted under the Pfizer Inc. 2019 Stock Plan and its successor, the Amended and Restated Pfizer Inc. 2019 Stock Plan (both referred to as the “2019 Plan”) that:

•	is held by an Eligible Participant; and

•	is outstanding as of the Expiration Time and was granted as part of the 2022 annual grant cycle and/or the 2023 annual grant cycle.

An “Eligible TSRU” is an outstanding 5-year total shareholder return unit granted under the 2019 Plan that:

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•	is held by an Eligible Participant; and

•	is outstanding as of the Expiration Time and was granted as part of the 2022 annual grant cycle and/or the 2023 annual grant cycle.

The Proposed Modification

If you choose to participate in the Modification Offer and tender one or both Eligible PSAs and/or one or both Eligible TSRUs for modification, and if we accept your tendered Eligible PSAs and/or Eligible TSRUs, then each of your tendered Original Awards will be modified as set forth herein and become Modified PSAs (“Modified PSAs”) and/or Modified TSRUs (“Modified TSRUs,” and together with the Modified PSAs, “Modified Awards”), as applicable, with the following terms (collectively, the “New Terms”):

The Modified PSAs will reflect the following modifications:

•	The applicable performance period will be extended two years and the applicable performance period will be measured over the final three years of the extended term, such that the new performance periods will be 2024-2026 for the 2022 Modified PSAs, and 2025-2027 for the 2023 Modified PSAs;

•	The vesting and settlement dates will be the fifth anniversary of the original grant dates (i.e., vesting and settling in 2027 rather than 2025 for 2022 Modified PSAs, and in 2028 rather than 2026 for 2023 Modified PSAs);

•	The new payout ranges will be 0-200% on the operating performance metrics;

•	The relative total shareholder return modifier will be capped at 25 percentage points (positive or negative), which will be applied after the operating performance metric is calculated, subject to the overall 200% maximum payout;

•	The treatment of Modified PSAs upon death will be updated to provide for payouts based on a combination of actual performance and target performance, consistent with the treatment of 2024 PSAs; and

•	The retirement treatment for the 2022 Modified PSAs will change, due to tax law requirements, resulting in potentially less favorable treatment:

•	2022 PSAs will be ineligible for retirement treatment until the 1-year anniversary of the Expiration Time (~September 2025);

•	no Eligible Participant holding a 2022 Modified PSA will achieve retirement treatment with respect to the 2022 Modified PSA until the 1-year anniversary of the Expiration Time (~September 2025); and

•	the payment date for the 2022 Modified PSAs will be the 3-year anniversary of the Expiration Time (~ September 2027) instead of the standard February/March of 2027 for all other Eligible Participants holding such 2022 Modified PSAs.

All other terms of the 2022 and 2023 Modified PSAs will remain unchanged from the Original Awards.

The Modified TSRUs will reflect the following modifications:

•	The applicable vesting and settlement periods will each be extended by two years, such that the Modified TSRUs will vest on the fifth anniversary of the original grant date rather than the third anniversary, and the settlement period will end in 2029 rather than in 2027 for 2022 Modified TSRUs and in 2030 rather than in 2028 for 2023 Modified TSRUs; and
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•	The treatment of Modified TSRUs upon death will be updated to provide for settlement based on the greater of binomial value or intrinsic value, consistent with the treatment of 2024 TSRU awards.

All other terms of the 2022 and 2023 Modified TSRUs will remain unchanged from the Original Awards.

Additionally, each Modified Award will be for exactly the same number of units as the Original Award; there will be no incremental units awarded to you. Each Modified TSRU will have the same grant price per share as the original Eligible TSRU, which was equal to the closing price of our common stock reported on the NYSE on the date the Eligible TSRU was granted.

Retirement eligible holders will be able to exercise their 2022 and/or 2023 Modified TSRUs for PTUs on or after they become vested on the 5th anniversary of the grant in accordance with the original terms of the grant.

Retirement eligible holders will receive retirement treatment on their 2023 Modified PSAs consistent with the treatment of the 2023 Eligible PSAs.

The Modification Offer is VOLUNTARY. You are not required to participate in the Modification Offer. If you hold more than one Eligible PSAs and/or Eligible TSRUs that qualifies for participation in the Modification Offer, you will be permitted to tender each individual grant for modification, if you so elect, but each must be modified in full or not at all. There are no partial modifications of individual grants. If you wish to participate, you must take action to “accept” the modification with respect to all of the shares underlying any selected Eligible PSAs or Eligible TSRUs, respectively (i.e., all Eligible TSRUs granted to you in 2022 must receive the same treatment; all Eligible PSAs granted to you in 2022 must receive the same treatment; all Eligible TSRUs granted to you in 2023 must receive the same treatment; and all Eligible PSAs granted to you in 2023 must receive the same treatment). Eligible PSAs and Eligible TSRUs properly tendered in the Modification Offer and accepted by us will be modified to Modified PSAs and/or Modified TSRUs, as applicable, and reflect the New Terms effective promptly following the Expiration Time.

Expiration and Extension of the Offer

The Modification Offer is scheduled to expire at 11:59 p.m., Eastern Time, on September 12, 2024, unless Pfizer, in its sole discretion, extends the Expiration Time of the Offer (such time and date referred to herein as the “Expiration Time”). See Section 13 (“Extension of Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend the Offer.

If you do not elect to modify your Eligible PSAs and/or Eligible TSRUs before the Expiration Time, such Eligible PSAs and/or Eligible TSRUs will remain subject to their original terms. In all cases, the grant prices of your TSRUs will remain unchanged.

Section 2. Purpose of the Modification Offer; Additional Considerations.

We believe that the Offer is in the best interests of and provides significant value to our shareholders by helping the equity compensation program motivate and retain employees critical to the success of our business.

Pfizer’s compensation program is designed to align the interests of employees with the long-term interests of our shareholders through attracting, retaining and motivating employees to drive financial performance, achieve our strategic and operating goals, and increase shareholder value.

During the COVID-19 pandemic, Pfizer’s stock price reached record levels largely because of our life-saving successes in fighting this devastating disease. Since then, we have seen lower-than-expected COVID vaccination and treatment rates, and Pfizer’s stock price has declined; this has affected our ability to achieve the performance goals within outstanding TSRUs and PSAs that rely at least in part on Pfizer’s stock price. The decrease in our stock price has posed a challenge to our ability to retain and motivate employees who drive Pfizer’s operational and financial performance forward to achieving our Purpose, Breakthroughs that Change Patients Lives.

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Management and the Compensation Committee of the Board of Directors (“Compensation Committee”) believe that the current retention value of the 2022 and 2023 5-year TSRUs and PSAs is minimal and as such, these awards are ineffective as incentive and retention tools, which weakens the overall effectiveness of the compensation program. When considering how best to incentivize and reward our employees who hold these outstanding awards, management and the Compensation Committee, in consultation with its independent Compensation Consultant, reviewed and evaluated various potential approaches to address this issue. After a thorough review and series of discussions, the Compensation Committee approved the Modification Offer, which the Compensation Committee believed would be the most effective approach to motivate and retain employees, and also the lowest cost option of any of those considered.

The following considerations helped support the Compensation Committee’s action:

•	Reasonable, balanced incentives. We believe that the opportunity to modify Eligible PSAs and/or Eligible TSRUs for Modified PSAs and/or Modified TSRUs represents a reasonable and balanced modification that has the potential for a significant positive impact on employee retention, motivation and performance. In addition, we believe that the Offer provides significant value to shareholders as the extended vesting period will serve to safeguard shareholder concerns about retention of key talent for an additional two years, at a time when the Company expects to continue to experience retention challenges.

•	Reduces the pressure for additional grants as a retention tool. If we were unable to implement the Offer, we may have found it necessary to issue additional awards to our employees, which would increase our costs as well as our stock overhang. New retention grants would have been more dilutive and would have reduced the current pool of shares available for future grants under our Amended and Restated Pfizer Inc. 2019 Stock Plan in addition to being more costly.

•	Impact on accounting expense. Under applicable accounting rules, we will continue to recognize compensation expense related to the outstanding TSRUs over their vesting period even if they ultimately deliver no value. We believe that the Offer will allow us to recapture retentive and incentive value from the compensation expense that we have recorded. The additional expense attributable to the modification of the Eligible TSRUs is expected to be approximately $50 million. As the Eligible PSAs are marked to market for accounting purposes, the ultimate total expense will be equal to the value delivered to participants. We will continue to expense the Eligible PSAs consistent with prior treatment.

In deciding whether to accept the Modification Offer with respect to one or more Eligible PSAs and/or Eligible TSRUs, you should know that we continually evaluate and explore strategic opportunities as they arise. At any given time, we may be engaged in discussions or negotiations with respect to one or more corporate transactions. We also grant equity awards in the ordinary course of business to our directors and our current and new employees, including our executive officers. Our directors and employees, including our executive officers, from time to time may acquire or dispose of our securities. We may from time to time repurchase our own outstanding securities in accordance with applicable securities laws. In addition, we may pursue opportunities to raise additional capital through the issuance of equity or debt securities, including convertible debt securities, or through strategic opportunities, including asset dispositions. If any of these events occur, our cash position, assets, or capital structure could change, or the percentage ownership of our shareholders could be significantly diluted, and where such a transaction or event results in our issuance of additional securities, these newly issued securities may have rights, preferences or privileges senior to those of existing shareholders.

Subject to the foregoing and except as otherwise disclosed in the Modification Offer or in our filings with the U.S. Securities and Exchange Commission (the “SEC”), as of the date hereof, we have no plans, proposals or negotiations (although we often consider such matters in the ordinary course of our business and intend to continue to do so in the future) that relate to or would result in:

•	any extraordinary corporate transaction, such as a material merger, reorganization or liquidation, involving Pfizer;

•	any purchase, sale or transfer of a material amount of our assets;
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•	any material change in our present dividend policy or our indebtedness or capitalization;

•	any material change in our Board or executive leadership team, including any plans to change the number or term of our directors or to change the material terms of any executive officer’s employment;

•	any other material change in our corporate structure or business;

•	our common stock not being traded on a national securities exchange;

•	our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

•	the suspension of our obligation to file reports pursuant to Section 15(d) of the Exchange Act;

•	the acquisition by any person of any of our securities or the disposition of any of our securities, other than in the ordinary course of business or pursuant to existing options or other rights; or

•	any change in our certificate of incorporation or bylaws, or any actions that may impede the acquisition of control of us by any person.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE PSAS OR ELIGIBLE TSRUS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THE MODIFICATION OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE PSAS OR ELIGIBLE TSRUS FOR MODIFICATION.

Section 3. Procedures for Tendering Eligible PSAs and/or Eligible TSRUs.

If you wish to modify your Eligible PSAs and/or Eligible TSRUs:

Pfizer will be using its long-term incentive plan administrator, Fidelity, to administer the Modification Offer. Eligible Participants can elect to participate in the Modification Offer by using our current annual online long-term incentive grant acceptance process (“OGA”). The Fidelity site will become available beginning on August 12, 2024 and you will need to make an election on Fidelity NetBenefits for each eligible grant you seek to modify. While Pfizer is using the OGA process at Fidelity for this Offer, it is the Modification Offer that you are accepting, not an annual grant.

It is your responsibility to review the Modification Offer terms and disclaimers included in the OGA at Fidelity for each of your Eligible PSAs and/or Eligible TSRUs, and to determine whether to accept, decline or make no election for each Eligible PSA and/or Eligible TSRU. Upon making an affirmative election during the election period from August 12, 2024 to September 12, 2024 (11:59 p.m. Eastern Time), unless otherwise extended, such election will be recorded with your electronic signature, including a date and time stamp. You will receive a confirmation email from Fidelity for each election you make.

NOTE: During the election period, when you review your Fidelity account, you will continue to see your Original Awards and you will see Modified Awards with an “M” added to the grant name & date. For example, your Original Awards’ names and dates would be TSRU522 & 2/24/2022 and/or TSRU523 & 2/23/2023, and the Modified Awards’ names and dates would be TSRU522M & 2/24/2022 and/or TSRU523M & 2/23/2023. For PSAs, your Original Awards’ names and dates would be PSA22 & 2/24/2022 and/or PSA23 & 2/23/2023, and the Modified Awards’ names and dates would be PSA22M & 2/24/2022 and/or PSA23M & 2/23/2023. The actual grant name will be similar to these examples, but with some variation, and in all cases the Modified Awards will have “M” for Modified Awards.

If you elect to modify an Eligible PSA and/or Eligible TSRU, you must modify the entire outstanding grant of that Eligible PSA and/or Eligible TSRU. If you attempt to modify a portion but not the entire grant of an outstanding Eligible PSA and/or Eligible TSRU grant, your acceptance with respect to that Original Award will be invalid. Such invalid election will

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not affect any other Eligible PSAs and/or Eligible TSRUs that you have properly tendered for modification. Please be sure to check your confirmations to ensure that your elections have been properly recorded.

We reserve the right to reject or cancel any election that we determine is unlawful to accept or is contrary to the provisions of the Modification Offer.

Your Eligible PSAs and/or Eligible TSRUs will not be considered tendered until you have accepted the applicable modification terms on NetBenefits.com. We will be reviewing completed elections and sending reminders, as appropriate. We must receive your properly completed election by the Expiration Time. If you fail to meet this deadline, you will not be permitted to participate in the Modification Offer.

Determination of Validity; Rejection of Eligible PSAs or Eligible TSRUs; Waiver of Defects; No Obligation to Give Notice of Defects.

To validly tender your Eligible PSAs and/or Eligible TSRUs pursuant to the Modification Offer, you must be an Eligible Participant at the time you make your election.

We will determine all questions as to elections and the validity, eligibility, time of receipt and acceptance of any tender of Eligible PSAs and/or Eligible TSRUs. Neither Pfizer nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of Eligible PSAs and/or Eligible TSRUs will be deemed to have been properly made until all defects or irregularities have been cured by the tendering Eligible Participant or waived by Pfizer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties.

The Modification Offer is a one-time offer, and we will strictly enforce the offer period, subject to any extension of the Expiration Time that we may determine in our sole discretion. Subject to Rule 13e-4 under the Exchange Act, we also reserve the right to waive any of the conditions of the Modification Offer or any defect or irregularity in any tender with respect to any particular Eligible PSAs and/or Eligible TSRUs or any particular Eligible Participant (with any such waiver to be applied consistently among all Eligible Participants).

Our Acceptance Constitutes an Agreement.

Your tender of Eligible PSAs and/or Eligible TSRUs pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Modification Offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered Eligible PSAs and/or Eligible TSRUs in accordance with Section 5 (“Acceptance of Eligible PSAs or Eligible TSRUs for Modification”). Our acceptance for modification of Eligible PSAs and/or Eligible TSRUs that you tender pursuant to the Modification Offer will constitute a binding agreement between Pfizer and you upon the terms and subject to the conditions of the Modification Offer.

Upon the terms and subject to the conditions of the Modification Offer, we expect to accept for modification all properly tendered Eligible PSAs and Eligible TSRUs that were not validly withdrawn prior to the Expiration Time. Eligible PSAs and/or Eligible TSRUs accepted by Pfizer for modification will become Modified PSAs and/or Modified TSRUs, as applicable, subject to the New Terms. We expect the Modified PSAs and/or Modified TSRUs to be recorded promptly following the Expiration Time. If the Expiration Time is extended, then the date on which your Eligible PSAs and/or Eligible TSRUs become Modified PSAs and/or Modified TSRUs will be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept the Modification Offer with respect to any or all of your Eligible PSAs or Eligible TSRUs and later change your mind, you may withdraw any tendered Eligible PSAs or Eligible TSRUs prior to the Expiration Time by following the procedures described in this Section 4. Just as you may not tender only part of an eligible grant, you also may not withdraw your election with respect to only a portion of an eligible grant. If you elect to withdraw a previously tendered Eligible PSAs and/or Eligible TSRUs, you must withdraw the entire eligible grant, but you are not required to withdraw any other tendered Eligible PSAs or Eligible TSRUs.

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We will permit any Eligible PSAs or Eligible TSRUs tendered in the Modification Offer to be withdrawn at any time during the period the Modification Offer remains open, and unless we have accepted the Eligible PSAs or Eligible TSRUs pursuant to the Modification Offer, you may also withdraw any tendered Eligible PSAs or Eligible TSRUs that have not been accepted at any time after 11:59 p.m., Eastern Time, on Monday, October 7, 2024. Please note that, upon the terms and subject to the conditions of the Modification Offer, promptly following the Expiration Time, we expect to accept for modification all Eligible PSAs and Eligible TSRUs properly tendered and not validly withdrawn.

To validly withdraw tendered Eligible PSAs or Eligible TSRUs, you must deliver to us an Election Change Notice Form (“Notice of Withdrawal”) via email to LTIModification@Pfizer.com to request to withdraw your current election and provide your corrected election any time prior to the Expiration Time (or at any time after 11:59 p.m., Eastern Time, on Monday, October 7, 2024 in the event Pfizer has not yet accepted your tendered Eligible PSAs or Eligible TSRUs). Your tendered Eligible PSAs or Eligible TSRUs will not be considered withdrawn until we receive your Notice of Withdrawal via email from you before the close of the election window. If you miss the deadline for withdrawal but remain an Eligible Participant, your original election will remain as is.

You are responsible for making sure that, if you wish to withdraw tendered Eligible PSAs or Eligible TSRUs, the Notice of Withdrawal is delivered as indicated above. The Notice of Withdrawal email must include your name and employee ID and must specify the election(s) being withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the Eligible Participant who holds the Eligible PSAs or Eligible TSRUs to be tendered using the same name for such Eligible Participant as appears on the applicable grant agreement and on Fidelity NetBenefits. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO filed by Pfizer with the SEC on August 12, 2024 (the “Schedule TO”). A copy of the Notice of Withdrawal form will be available on the Fidelity NetBenefits. We will notify you if your Notice of Withdrawal election has been accepted.

You may not rescind any withdrawal, and any Eligible PSAs or Eligible TSRUs you withdraw will thereafter be deemed not properly tendered for purposes of the Modification Offer unless you properly re-tender those Eligible PSAs or Eligible TSRUs before the Expiration Time by following the procedures described in Section 3 of this Offering Memorandum.

Neither we, nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal; nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible PSAs and/or Eligible TSRUs for Modification.

Upon the terms and subject to the conditions of the Modification Offer, we expect to accept for modification all Eligible PSAs and Eligible TSRUs properly tendered through Fidelity NetBenefits and not validly withdrawn (i) by the Expiration Time, or (ii) after 11:59 p.m., Eastern Time, on October 7, 2024, if we have not accepted such tendered awards by such time. We expect Eligible PSAs and Eligible TSRUs properly tendered in this Modification Offer and accepted by us will be modified to Modified PSAs and/or Modified TSRUs, as applicable, and reflect the New Terms effective promptly following the Expiration Time. If the Expiration Time is extended, then the date on which your Eligible PSAs and/or Eligible TSRUs become Modified PSAs and/or Modified TSRUs will be similarly extended.

We recommend you download the copy of your original Grant Agreement and retain it for your records. If you decline the Modification Offer or do not make an election, you will retain your Original Awards under their existing terms and conditions.

As part of the election process on Fidelity NetBenefits, each tendering Eligible Participant will receive the Tender Offer document and related documents to review. Upon accepting or declining the Modification Offer, you will receive a confirmation email. We have filed a form of such confirmation email as an exhibit to the Schedule TO.

If you have tendered Eligible PSAs and/or Eligible TSRUs pursuant to the Modification Offer and your employment relationship terminates for any reason

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before the August 12, 2024 commencement date, you will no longer be eligible to participate in the Modification Offer and we will not accept your Eligible PSAs and/or Eligible TSRUs for modification.

Section 6. Conditions of the Offer.

Notwithstanding any other provision of the Modification Offer, we will not be required to accept any Eligible PSAs or Eligible TSRUs tendered for modification, and we may terminate or amend the Modification Offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the Expiration Time, any of the following events has occurred, or if we have determined, in our reasonable judgment, that any of the following events has occurred:

•	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that (i) directly or indirectly challenges the making of the Offer or the modification of some or all of the Eligible PSAs or Eligible TSRUs tendered for modification, (ii) otherwise relates in any manner to the Offer, or (iii) in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

•	there shall have been threatened, instituted or taken any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the Offer or Pfizer, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly make it illegal for us to accept some or all of the tendered Eligible PSAs or Eligible TSRUs for modification, otherwise restrict or prohibit consummation of the Offer or otherwise relate in any manner to the Offer; delay or restrict our ability, or render us unable, to accept the tendered Eligible PSAs or Eligible TSRUs for modification; or impair the contemplated benefits of the Offer to Pfizer;

•	there will have occurred: any general suspension of trading in securities on any national securities exchange or automated quotation system or in the over-the-counter market; the declaration of a banking moratorium or any suspension of payments with respect to banks in the United States; during the Offer, a decline of at least 10% in either the Dow Jones Industrial Average or the Standard & Poor’s 500 Index from the date of commencement of the Offer; the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the Offer; or any of the situations described above which existed at the time of commencement of the Offer, where such situation, in our reasonable judgment, deteriorates materially after commencement of the Offer;

•	a tender offer (other than the Offer) or exchange offer with respect to some or all of our capital stock, or a merger or acquisition proposal for Pfizer, shall have been proposed, announced or publicly disclosed or we shall have learned that any person, entity or group (where “group” has the meaning given within Section 13(d)(3) of the Exchange Act) has acquired more than 5% of our outstanding common stock, other than a person, entity or group that had publicly disclosed such ownership with the SEC prior to the date of commencement of the Offer; any such person, entity or group that had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares; or any new group has been formed that beneficially owns more than 5% of our outstanding common stock that, in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the Offer or with such acceptance of Eligible PSAs or Eligible TSRUs for modification;

•	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the Offer, other than as contemplated as of the commencement date of this Offer (as described in Section 10 of this Offering Memorandum (“Accounting Consequences of this Offer”));

•	any change occurs in our business, financial condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to Pfizer;
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•	any event or events occur that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to Pfizer (see Section 2 of this Offering Memorandum (“Purpose of the Offer; Additional Consideration”) for a description of the contemplated benefits of the Offer to Pfizer); and

•	any rules or regulations by any governmental authority, the New York Stock Exchange (“NYSE”), or other regulatory or administrative authority or any national securities exchange have been enacted, enforced, or deemed applicable to us that have resulted or may result, in our reasonable judgment, in a material impairment of the contemplated benefits of the Offer to Pfizer (see Section 2 of this Offering Memorandum (“Purpose of the Offer; Additional Consideration”) for a description of the contemplated benefits of the Offer to Pfizer).

The conditions to the Offer are for Pfizer’s benefit. We may assert them prior to the Expiration Time regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). We may waive the conditions, in whole or in part, at any time and from time to time prior to the Expiration Time (with any such waiver to be applied consistently among all Eligible Participants), whether or not we waive any other condition to the Offer (provided that we may be required to extend the Offer and provide Eligible Participants with updated disclosure regarding any waived condition, depending on the materiality of the waived condition and the number of days remaining in the Offer). Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Common Stock.

The Eligible PSAs and Eligible TSRUs give Eligible Participants the right to acquire shares of our common stock or cash, as applicable. None of the Eligible PSAs or Eligible TSRUs are traded on any trading market. Our common stock trades on the NYSE under the symbol “PFE.”

The following table sets forth the high and low per share sales prices of our common stock on NYSE during the periods indicated.

	High	Low
Fiscal Quarters Ending in 2024
Third quarter (through August 8, 2024)	$31.54	$27.30
Second quarter	29.73	25.20
First quarter	30.28	25.61

	High	Low
Fiscal Year Ending December 31, 2023
Fourth quarter	$34.11	$25.76
Third quarter	37.80	31.77
Second quarter	42.22	35.76
First quarter	51.60	39.23

	High	Low
Fiscal Year Ending December 31, 2022
Fourth quarter	$54.93	$41.45
Third quarter	53.92	43.52
Second quarter	56.32	46.28
First quarter	58.55	45.40

As of July 31, 2024, we had 120,746 registered shareholders of record, and 5,666,695,064 shares of our common stock were issued and outstanding. Because brokers and other institutions hold many of our shares on behalf of shareholders, we are unable to estimate the total number of beneficial shareholders represented by these record holders. On August 8, 2024, the closing price for our common stock as reported on the NYSE was $28.76 per share. We recommend that you obtain current market quotations for our common stock before deciding whether or not to tender your Eligible PSAs or Eligible TSRUs pursuant to the Modification Offer. The price of our common stock has been, and in the future may be, volatile and

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could decline. The trading price of our common stock has fluctuated in the past and is expected to continue to do so in the future as a result of a number of factors, many of which are outside our control. In addition, the stock market has experienced price and volume fluctuations that have affected the market prices of many companies and that have often been unrelated or disproportionate to the operating performance of those companies.

Section 8. Information Concerning Pfizer; Financial Information.

Information Concerning Pfizer.

Pfizer Inc. is a research-based, global biopharmaceutical company. We apply science and our global resources to bring therapies to people that extend and significantly improve their lives through the discovery, development, manufacture, marketing, sale and distribution of biopharmaceutical products worldwide. We work across developed and emerging markets to advance wellness, prevention, treatments and cures that challenge the most feared diseases of our time. We collaborate with healthcare providers, governments and local communities to support and expand access to reliable, affordable healthcare around the world.

Pfizer was incorporated under the laws of the State of Delaware on June 2, 1942. Pfizer’s principal executive offices are located at 66 Hudson Boulevard East, New York, New York 10001 and its telephone number is (212) 733-2323. Our corporate website address is www.Pfizer.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, the Modification Offer.

Financial Information.

This Offering Memorandum should be read in conjunction with Part II, Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in Part II, Item 8. “Financial Statement and Supplementary Data” of our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024 (the “Annual Report”), the condensed consolidated financial statements and the notes thereto included in Part I, Item 1. “Financial Statements” and Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, filed with the SEC on May 8, 2024 and the condensed consolidated financial statements and the notes thereto included in Part I, Item 1. “Financial Statements” and Part I, Item 2. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, filed with the SEC on August 5, 2024 (the “Quarterly Reports”), which are incorporated herein by reference.

Additional Information.

For more information about Pfizer, please refer to our Annual Report, our Quarterly Reports and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your Eligible PSAs and/or Eligible TSRUs. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 15 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 9. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

Interests of Directors and Executive Officers

The executive officers, including our Chairman and Chief Executive Officer, are eligible to participate in the Modification Offer, provided that they are Eligible Participants on August 12, 2024. The independent members of our Board do not hold Eligible PSAs or Eligible TSRUs and are not eligible to participate in the Modification Offer.

The following table sets forth the beneficial ownership of each of our executive officers and directors of Eligible PSAs and/or Eligible TSRUs outstanding as of August 1, 2024. The percentages in the table below are based on the total number of outstanding Eligible PSAs and Eligible TSRUs for Eligible Participants, which was 1,359,772 and 36,742,305, respectively, as of August 1, 2024.

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Name of Beneficial Owner	Number of 2022 Eligible TSRUs Outstanding	Number of 2023 Eligible TSRUs Outstanding	Number of 2022 Eligible PSAs Outstanding	Number of 2023 Eligible PSAs Outstanding	Percent of Total Eligible Outstanding TSRUs	Percent of Total Eligible Outstanding PSAs
Executive Officers	1,050,676	1,145,245	525,273	584,074	6%	82%
Albert Bourla	412,081	413,280	205,133	210,773	2%	31%
Andrew Baum	–	–	–	–	–	–
David M. Denton	80,703	103,320	42,421	52,693	1%	7%
Mikael Dolsten	126,794	137,760	63,118	70,258	1%	10%
Douglas M. Lankler	73,963	80,360	36,819	40,984	< 1%	6%
Aamir Malik	84,529	103,320	42,079	52,693	1%	7%
Chris Boshoff	–	–	–	–	–	–
Alexandre de Germay	–	–	–	–	–	–
Angela Hwang**	95,095	103,320	47,339	52,693	1%	7%
Lidia Fonseca	38,038	43,624	18,935	22,248	< 1%	3%
Rady A. Johnson	22,823	24,797	11,361	12,646	< 1%	2%
Michael McDermott	34,234	45,920	17,042	23,419	< 1%	3%
Payal Sahni	42,265	45,920	21,039	23,419	< 1%	3%
Sally Susman	40,151	43,624	19,987	22,248	< 1%	3%
Non-Employee Directors	–	–	–	–	–	–

* Percentages are subject to rounding

** Effective December 15, 2023, Angela Hwang ceased serving as an executive officer; however, Ms. Hwang appears as a Named Executive Officer in our 2024 Proxy Statement.

Except as otherwise disclosed in the Modification Offer or in our filings with the SEC, including our Annual Report on Form 10-K, and other equity awards granted to our directors, executive officers and other employees and consultants pursuant to our 2019 Plan, which are described in the notes to our financial statements as set forth in our Annual Report on Form 10-K, neither Pfizer nor, to our knowledge, any of our executive officers or directors, any person controlling Pfizer or any executive officer or director of such control person is a party to any agreement, arrangement or understanding with respect to any of our securities, including any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

During the 60-day period prior to the date of this Offering Memorandum, we have not granted any Eligible PSAs or Eligible TSRUs. During such 60-day period, neither we, nor, to the best of our knowledge, any member of our Board, nor any of our executive officers or affiliates, has engaged in any transaction involving the Eligible PSAs or Eligible TSRUs.

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Section 10. Accounting Consequences of the Offer.

We follow the provisions of the Financial Accounting Standard Board’s Accounting Standards Codification 718, Compensation - Stock Compensation (“ASC Topic 718”) regarding accounting for share-based payments. Under ASC Topic 718, we will recognize compensation cost equal to the grant date fair value of the tendered Eligible TSRUs plus the incremental compensation cost of the Modified TSRUs. The incremental compensation expense associated with the modification will be measured as the excess of the fair value of each award of Modified TSRUs granted to participants in the modification, measured as of the date the Modified TSRUs are granted, over the fair value of the Eligible TSRUs, measured immediately prior to the cancellation. Under ASC Topic 718, we will recognize incremental compensation cost for the change in fair value of the Modified PSAs using the closing price of our common stock as of the modification date, and adjusted each reporting period during the vesting term, as necessary, to reflect changes in the price of our common stock and other factors such as the number of shares that are probable of being earned and management’s assessment of the probability that the specified performance criteria will be achieved. As the fair value will be determined at a later date, the impact of the incremental compensation expense is undeterminable. We will recognize any such incremental compensation expense ratably over the vesting period of the Modified PSAs or Modified TSRUs.

The amount of incremental compensation cost will depend on a number of factors, including the level of participation in the Offer and the closing price of our common stock as of the modification date. Since these factors cannot be predicted with any certainty as of the date of this Offering Memorandum and will not be known until the Expiration Time, we cannot predict the exact amount of the charge (if any) that will result from the Offer.

Section 11. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the Modification Offer. We are not aware of any margin requirements or anti-trust laws applicable to the Modification Offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our acceptance of tendered Eligible PSAs and/or Eligible TSRUs for modification to Modified PSAs or Modified TSRUs as contemplated by the Modification Offer, or of any regulatory requirements that we must comply with or approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the completion of the Modification Offer as contemplated herein. Should any such compliance or approval or other action be required, we currently contemplate that we will use commercially reasonable efforts to comply with such requirements or seek such approval or take such other action. We cannot assure you that any such compliance or approval or other action, if needed, would be achieved or obtained or would be achieved or obtained without substantial conditions or that the failure to achieve such compliance or obtain any such approval or other action would not adversely affect our business. Our obligation under the Modification Offer to accept tendered Eligible PSAs or Eligible TSRUs for modification to Modified PSAs or Modified TSRUs subject to the New Terms would be subject to achieving such compliance or obtaining any such governmental approval or other action.

Section 12. Material United States Tax Consequences.

The following is a summary of the anticipated material United States federal income tax consequences of the Offer based on current U.S. law. This tax summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to apply in all respects to all categories of Eligible Participants. The tax consequences for individuals who are subject to the tax laws of a country other than the United States or of more than one country may differ from the United States federal income tax consequences summarized herein. The rules governing the tax treatment of equity grants are complex. You should consult with your tax advisor to determine the personal tax consequences to you of participating or not participating in the Offer.

Tax Effects of Rejecting the Offer

Your rejection of the Offer will not be a taxable event for United States federal income tax purposes.

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Tax Effects of Accepting the Offer

Neither your acceptance of the Offer, nor the modification of your Eligible PSAs or Eligible TSRUs pursuant to your election will be a taxable event for United States federal income tax purposes. You will not recognize any income, gain or loss as a result of the modification of your Eligible PSAs and/or Eligible TSRUs, as applicable, for United States federal income tax purposes.

Withholding

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the settlement of Original Awards or Modified Awards held by an Eligible Participant. We will require any such Eligible Participants to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The information set forth in this Section 12 Material United States Tax Consequences is only a summary of certain of the United States federal income tax consequences relating to Eligible Participants that are U.S. residents. No consideration has been given to the effects of foreign, state, local and other laws (tax or other) on the Modification Offer or Eligible Participants, which laws will vary depending upon the particular jurisdiction or jurisdictions involved. In particular, Eligible Participants who are stationed outside the United States may be subject to foreign taxes as a result of the Modification Offer. BECAUSE OF THE COMPLEXITIES INVOLVED IN THE APPLICATION OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS TO SPECIFIC CIRCUMSTANCES, AND THE UNCERTAINTIES AS TO POSSIBLE FUTURE CHANGES IN THE TAX LAWS, WE STRONGLY URGE EACH ELIGIBLE PARTICIPANT TO CONSULT A TAX ADVISOR WITH RESPECT TO THE PARTICIPANT’S OWN SITUATION.

Section 13. Extension of the Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the Modification Offer is open and delay accepting any Eligible PSAs or Eligible TSRUs tendered to us by disseminating notice of the extension to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the Modification Offer is extended, we will provide appropriate notice of the extension and the new Expiration Time no later than 9:00 a.m. Eastern Time on the next business day following the previously scheduled Expiration Time. For purposes of the Modification Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:00 a.m. through 11:59 p.m., Eastern Time.

We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Time, to terminate or amend the Modification Offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of the Offer”), by disseminating notice of such termination or amendment to Eligible Participants by public announcement, written notice, including electronically posted or delivered notices, or otherwise as permitted by applicable law.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 has occurred or we deem any such event to have occurred, to amend the Modification Offer in any respect prior to the Expiration Time. We will promptly disseminate any notice of such amendment required pursuant to the Modification Offer or applicable law to Eligible Participants in a manner reasonably designed to inform Eligible Participants of such change and will file such notice with the SEC as an amendment to the Schedule TO.

If we materially change the terms of the Modification Offer or the information concerning the Modification Offer, or if we waive a material condition of the Modification Offer, we will extend the Modification Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender offer or Modification Offer must remain open following material changes in the terms of or information concerning a tender offer or Modification Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, we will publicly notify or otherwise inform Eligible Participants in writing if we decide to take any of the following actions and will keep the Modification Offer open for at least 10 business days after the date of such notification:

•	We materially change the proposed modifications to the Modified Awards; or
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•	We increase or decrease the number of Eligible PSAs or Eligible TSRUs that may be tendered in the Modification Offer.

Section 14. Consideration; Fees and Expenses.

If an Eligible Participant properly tenders an Eligible PSA or Eligible TSRU for modification, and Pfizer accepts such tendered Eligible PSA or Eligible TSRU, then each tendered Eligible PSA and /or Eligible TSRU will be modified and become Modified PSAs and/or Modified TSRUs, as appropriate.

Subject to the terms and conditions of the Modification Offer, as described in Section 1 of this Offering Memorandum, each Modified Award will be for exactly the same number of units as the Original Award. Modified PSAs and Modified TSRUs will be subject to the New Terms, as described in Section 1 of this Offering Memorandum.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Eligible PSAs and Eligible TSRUs pursuant to the Modification Offer. You will be responsible for any expenses that you incur in connection with your election to participate in the Modification Offer, including mailing, telephone, and other telecommunications expenses, as well as any expenses associated with any tax, legal or other advisor that you consult or retain in connection with the Modification Offer.

Section 15. Additional Information.

With respect to the Modification Offer, we have filed the Schedule TO, as may be amended, of which the Modification Offer is a part. The Modification Offer document (of which this Offering Memorandum is a part) does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We intend to supplement and amend the Schedule TO to the extent required to reflect any information we may subsequently file with the SEC. Before making a decision on whether or not to tender your Eligible PSAs or Eligible TSRUs, we highly recommend that you review the Schedule TO, as may be amended, including its exhibits, and the following documents that we have filed with the SEC (excluding any portions of the respective filings that have been furnished rather than filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024;

•	our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 14, 2024;

•	our Quarterly Reports on Form 10-Q for the quarters ended June 30, 2024, filed with the SEC on August 5, 2024, and March 31, 2024, filed with the SEC on May 8, 2024;

•	our Current Reports on Form 8-K (excluding any information furnished therein) filed with the SEC on January 10, 2024, April 29, 2024, May 22, 2024, July 1, 2024, July 10, 2024, and July 26, 2024; and

•	the description of our common stock contained in the Description of Pfizer’s Securities filed with the SEC on February 22, 2024, as Exhibit 4.26 to our Annual Report on Form 10-K for the year ended December 31, 2023, including any amendments or reports filed for the purpose of updating such description.

Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov. We also make available on or through our corporate website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish them to the SEC.

We will also promptly provide without charge to each Eligible Participant to whom we deliver a copy of the Offer, upon written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless specifically incorporated by reference into such documents and deemed filed therewith). Written requests should be directed to LTIModification@Pfizer.com.

The information about us contained in the Offer should be read together with the information contained in the documents to which we have referred you.

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Section 16. Miscellaneous.

The Modification Offer and our SEC reports referred to above include forward-looking statements. Words such as “believes,” “will,” “should,” “could,” “expect,” “anticipate,” “estimate,” “plan,” “objectives,” and other similar statements of expectation identify forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in this Offering Memorandum, our Annual Report and our Quarterly Reports, that could cause actual results to differ materially from those expressed in the forward-looking statements. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved.

WE ENCOURAGE YOU TO REVIEW THE “RISK FACTORS” SECTION OF THIS OFFER AS WELL AS THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT FOR THE YEAR ENDED DECEMBER 31, 2023 AND OUR QUARTERLY REPORTS FOR THE QUARTERS ENDED JUNE 30, 2024 AND MARCH 31, 2024 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE PSAS OR ELIGIBLE TSRUS PURSUANT TO THE MODIFICATION OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS REFERENCED HEREIN. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE MODIFICATION OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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